GENESIS SIGNS LETTER OF INTENT TO ACQUIRE FAST-GROWING, PROFITABLE ENERGY SERVICE COMPANY

Colorado Springs, Colo., October 4, 2010—Genesis Fluid Solutions Holdings, Inc. (OTCBB: GSFL), announced today that an energy service company is the first business to prevail through months of intense due diligence since Genesis broadened its business strategy. Genesis’ LOI to acquire this profitable company is part of a broader vision to implement a multi-faceted M&A, licensing and partnering strategy with technologies in the exploding energy efficiency sector. Genesis has simultaneously been evaluating a number of companies and technologies as it intends to quickly grow in this young and rapidly expanding industry.

Since its inception in 2004, the energy service company has advanced to be a leader in its sector. Its services include the design, administration and implementation of energy efficiency programs, and its primary clients are small commercial businesses as well as public and private electric utilities. The company also has relationships to provide ongoing services to both regional and national accounts. Capitalizing on its innovative and integrated program strategy, the company delivers energy saving projects to its more than 6,000 customers with simple paybacks averaging between three and twelve months.

Additionally, there is a compelling software component of this acquisition which is under development and which may well have far-reaching national applications.

Dr. Johnny R. Thomas, CEO said “This pending acquisition is accretive and consistent with our recently-announced strategy to grow shareholder value by acquiring reputable, innovative and, most importantly, profitable companies operating in the expanding energy efficiency space.”

Subject to the completion of due diligence, and then execution of a definitive purchase agreement, Genesis will acquire this energy service company for $2.15 million payable in equity or 1,279,763 restricted shares valued at $1.68 per share. The shares will be sold subject to a lock-up/leak out and stock guarantee agreement, with daily sales of up to 2,461 shares commencing six months after the closing of the transaction. The stock guarantee is based on a net sales price of $1.68 per share, as long as the Seller’s shareholders comply with the terms of the lock-up/leak out agreement. In addition, the shareholders and GSFL have agreed to equally share the profits from the sale of the common stock above $3.36 per share during the lock up period.

Deficits and/or profits are payable in 50% in cash and 50% in common stock, or a combination of the two at the sole discretion of the party making the payment. The $1.68 stock guarantee price is decreased on an annual basis by the same percentage that the acquired company’s profits are below budgeted amounts. The LOI is subject to completion of due diligence and the signing of a Definitive Purchase Agreement. Additional details will be available once legal, accounting and audit personnel finalize their review and the transaction is closed.

Chairman Mary Losty said, “The Board and I are quite pleased with the progress our new CEO Dr. Thomas and Vice President John Francis have made in such a short time. They are steadfast in their evaluative process and singularly focused on making Genesis successful and profitable in record time.”

About GSFL

GSFL is engaged in the clean technology industry with a primary focus on the energy efficiency and water and wastewater sectors. We strive to participate in the global movement for a sustainable planet by offering products and services that optimize energy use, reduce harmful environmental emissions and substantially reduce energy costs to our customers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this press release are forward-looking statements.  These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements.

Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity.  Such risks, uncertainties and other factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations Contact

Liviakis Financial Communications, Inc.
John Liviakis
(415)-389-4670
John@Liviakis.com
www.liviakis.com

John Francis
VP, Corporate Development & Investor Relations
(702) 630-2345
Falconfingroup@cox.net